Exhibit 99.1

DRAFT NEWS RELEASE

February 24, 2011

COYOTE RESOURCES RECEIVES POSITIVE REPORT ON THE TONOPAH EXTENSION MINE IN NEVADA

RENO, NEVADA – Coyote Resources Inc. (OTCBB: COYR); (“Coyote” or the “Company”), is pleased to report, it believes the estimated total of unclassified in-place mineralized material in the Tonopah Extension Mine is approximately 3 million tons at an average grade of 9.26 ounces per ton silver, or 27,780,000 ounces of silver.

Silver mineralization in the underground part of the mine property was estimated using the block model upon which 2,125 vertical channel samples from the development drifts were plotted. Assuming the historical Tonopah silver to gold ratio of 100:1, the Company believes gold mineralization in the same mineralized material would be approximately 0.0926 ounces per ton gold, or 277,800 ounces of gold. The report on the Tonopah Extension Mine was prepared by Telesto Nevada Inc. using historical maps, cross-sections and reports compiled in 1935 from the original working maps by John L. Dynan, consulting engineer, and Tom Logan of the U.S. Geological Survey. Telesto created a three-dimensional block model of the mine underlying the 958 acres of patented claims owned by Coyote Resources. Telesto is currently researching and reviewing additional information in preparation of a more in-depth report on the Tonopah Extension Mine, which should be available in March 2011.

Based on the report, the Company believes the tailings present on the surface of the patented claims owned by Coyote Resources are approximately 800,000 tons with an average grade of 1.6 ounces per ton silver and 0.019 ounces per ton gold, or about 1,280,000 ounces of silver and 15,200 ounces of gold.  Previous metallurgical testing of the tailings by cyanide leach resulted in approximately 68% recovery of gold and 57% recovery of silver.  As a result of the previous testing and the pilot heap leach that was tested in 1986, Coyote believes silver and gold are recoverable.

Coyote plans to verify the underground mineralized material by drilling from the surface in the spring/summer of 2011 to what is expected to be the area of the Denver Vein which was located by the mine survey during the period the mine was active being produced. The Company also plans to investigate more precisely the tailings by drilling, assaying, and cyanide leach testing these areas.

About Coyote Resources
Coyote Resources Inc. (OTC.BB: COYR) is a publicly traded precious metals exploration company focused on acquisition and exploration of silver and gold production potential. Based in Reno, Nevada, Coyote Resources has a portfolio of exploration properties in Nevada. For more information on Coyote Resources, and to access further information about the Company, visit Coyote Resources website at www.coyoteresourcesinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with mining operations; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Dr. Earl Abbott
Coyote Resources, Inc.
(775) 853-7892
www.coyoteresourcesinc.com